UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2013

SMITHFIELD FOODS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements or Certain Officers.
On October 3, 2013, Smithfield Foods, Inc. (the “Company”) expanded the operational responsibilities for its executive vice president, Robert W. Manly. As executive vice president and chief synergy officer, Mr. Manly will be responsible for maximizing synergies and leveraging opportunities between the Company and its parent company, Shuanghui International Holdings Limited. Mr. Manly will retain his responsibility for Murphy-Brown, the Company’s hog production operations, but will no longer serve as chief financial officer.

Mr. Manly, age 60, served the Company as executive vice president from 1986 through 1996, and also served as president and chief operating officer of Smithfield Packaging from 1994 to 1995. After serving as president and chief operating officer of Premium Standard Farms for 10 years, Mr. Manly rejoined the Company as executive vice president in 2006. He also became chief legal officer in 2008 and chief operating officer of Murphy-Brown, the livestock production subsidiary of the Company, in 2012. Mr. Manly was assistant to the president of IBP, Inc. from 1981 to 1986 and, earlier, he held various positions in the beef processing and cattle feeding industries.

Also on October 3, 2013, the Company promoted Kenneth M. Sullivan to chief financial officer. Mr. Sullivan, age 49, joined the Company in 2003 as vice president of internal audit, became chief accounting officer in 2007, and in 2010 became vice president of finance and chief accounting officer. In 2012, Mr. Sullivan was promoted to senior vice president of finance and chief accounting officer. Prior to joining the Company, Mr. Sullivan spent twelve years at large public accounting and consulting firms, serving a variety of clients in the manufacturing, technology and government contracting sectors.

The Company issued a press release on October 4, 2013 announcing the new responsibilities of Mr. Manly and Mr. Sullivan, which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

    On October 1, 2013, Joseph W. Luter IV resigned from his position as Executive Vice President of the Company, effective October 11, 2013, to pursue other opportunities.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press release dated October 4, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: October 4, 2013	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 99.1	Press release dated October 4, 2013.